Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary
(303) 573-1660

ROYAL GOLD REPORTS FISCAL SECOND QUARTER 2009 RESULTS

•	Free cash flow[1] of $11.5 million, representing 79% of revenues

•	Net income of $21.4 million, or $0.63 per basic share, driven by gain on Cortez royalty restructuring

•	Newly acquired Barrick portfolio contributes $4.0 million in royalty revenue

DENVER, COLORADO. FEBRUARY 5, 2009: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL), a leading precious metals royalty company, today announced  second quarter fiscal  2009 net income of $21.4 million, or $0.63 per basic share, on royalty revenue of $14.6 million.  This compares to net income for the second quarter of fiscal 2008 of $4.6 million, or $0.11 per basic share, on royalty revenue of $14.7 million.2   Net income for the six-month period ended December 31, 2008, was $27.1 million, or $0.80 per basic share, on royalty revenue of $30.7 million. This compares to net income of $10.1 million, or $0.30 per basic share, for the six-month period ended December 31, 2007, on royalty revenue of $27.2 million.

Second quarter and six-month net income for fiscal 2009 include the effects of a one-time gain of $31.5 million, or $0.60 per basic share after taxes, resulting from the Company's restructuring of the royalties at the Cortez Pipeline Mining Complex (“Cortez”) on October 1, 2008, and a decrease in revenue of $3.3 million, or $0.06 per basic share after taxes, due to provisional pricing adjustments on the Robinson mine royalty resulting from the significant decrease in copper prices during the quarter.  Excluding these items, the Company's net income was $3.0 million for the second fiscal quarter, or $0.09 cents per basic share.  For the six-month period, excluding these items, net income was $8.8 million, or $0.26 per basic share.

[1]
The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and impairment of mining assets, if any, less minority interest in income from consolidated subsidiary (see Schedule A).

[2]	Certain figures in this press release related to prior quarter information have been restated. See our amended 10-K/A filed with the SEC on November 6, 2008.

Royalty revenue for the second fiscal quarter was largely driven by increased production at the Leeville and Goldstrike mines, initial production at Benso, and $4.0 million in revenue from the Barrick royalty portfolio which was acquired in October 2008.  This was offset by a significant decline in royalty revenue at the Cortez and Robinson mines.

Free cash flow for the current quarter was $11.5 million, representing 79% of revenues.  This compares to free cash flow for the second quarter of fiscal 2008 of approximately $10.6 million, or 72% of revenues.  Free cash flow for the six-month period ended December 31, 2008, was $24.8 million, representing 81% of revenues.  This compares to free cash flow for the six-month period ended December 31, 2007, of $20.3 million or 75% of revenues.

As of December 31, 2008, the Company had a working capital surplus of $51.1 million.  Current assets were $70.7 million (including $55.0 million in cash and equivalents), compared to current liabilities of $19.6 million, resulting in a current ratio of 4 to 1.

Tony Jensen, President and CEO, commented, “Royal Gold’s second quarter earnings were significantly impacted by the negative provisional price adjustments at Robinson and the decreased production at Cortez.  Excluding these issues, the majority of our portfolio performed well during the period.  In particular, we were pleased with the contribution from the producing properties acquired in the Barrick transaction.  Royal Gold continues to be in excellent financial health with strong cash flow and a robust balance sheet.  We believe Royal Gold is well positioned for opportunities in the current market environment and we will continue to demonstrate disciplined capital investments.”

PROPERTY HIGHLIGHTS

Cortez (Pipeline Mining Complex)

At the Cortez property, royalty production for the second quarter was approximately 65,000 ounces of gold resulting in revenue of $3.5 million compared with 146,000 ounces and $6.2 million in revenue for the comparable quarter.  A portion of the revenue reduction stems from the restructuring of the GSR2 royalty, from a range of 0.72% to 9.0%, to match the current GSR1 sliding-scale royalty rate, which ranges from 0.40% to 5.0%, resulting in a decrease of approximately $800,000 in royalty revenue for the period.  In addition, production from the Cortez property decreased as a result of some mining being conducted in the area known as GAP where a portion of the production is not subject to the Company’s royalty interests.

Robinson

As discussed in the Company’s November 4, 2008 earnings release, revenues at Robinson for the current quarter were negatively impacted by provisional pricing adjustments of approximately $3.3 million due to the decrease in copper prices during the second fiscal quarter.  Prior to the price adjustments, the Company’s revenue from the Robinson royalty for the period ended December 31, 2008 was $2.0 million.   After the price adjustments, the Company’s revenue for the second fiscal quarter was negative in the amount of $1.3 million.  Lower copper and gold sales for the second fiscal quarter, compared with the previous two consecutive quarters, magnified the impact of the provisional pricing adjustments. While the $1.3 million deficit for the quarter does not require the Company to pay cash to the operator, this amount will be deducted from future royalty payments.  The Company will be subject to additional positive and negative price adjustments in future quarters depending on the price of copper at the time of settlement.

Dolores

Production commenced at the mine in November 2008 and shipments to the refiner began in early December.  Minefinders reported that crushing and stacking rates averaged about 14,000 tonnes per day and expects commercial production to be achieved in the second quarter of calendar 2009.   Once commercial production is reached, Royal Gold’s 2.0% NSR royalty on gold and silver will take effect, which is in addition to the 1.25% NSR royalty on gold which is currently providing revenue to the Company.

Malartic

In November 2008, Osisko announced the completion of a positive feasibility study resulting in proven and probable reserves of 202 million tons of ore, at a grade of 0.031 ounces per ton, containing 6.28 million ounces of gold.  The reserves were calculated using a $775 gold price.  Osisko estimates that during the first five years of operation, Malartic would produce an average of 618,000 ounces of gold, at an average operating cash cost of $313 per ounce after royalties and silver credits.  Royal Gold owns a 2.0% to 3.0% NSR sliding-scale royalty interest on a portion of this deposit which is subject to a 50% buy down right.

Troy

In mid-November 2008, Revett reported that the drop in metal prices had resulted in a significant deterioration in their cash position.  They also stated that operations may be placed on care and maintenance if metal prices remain at depressed levels, or if alternative financing or deferral of some of its financial obligations cannot be obtained.  Revett plans to continue operations until early February and thereafter as long as operations remain profitable.

Taparko

High River reported that the Taparko mill was restarted on November 4, 2008 after a new gear box was installed in the mill drive train.  The mill was shutdown for a period of time in January for additional maintenance in order to improve mill performance.  Production for the months of November and December totaled 10,200 ounces resulting in sales attributable to our royalty of 7,505 ounces and royalty revenue of approximately $1.4 million for the quarter.

Pursuant to the Amended and Restated Funding Agreement dated February 22, 2006 (the “Funding Agreement”) between Royal Gold, Inc. and Somita SA (“Somita”), a 90% owned subsidiary of High River and the operator of Taparko, Somita is in breach of certain obligations under the Funding Agreement.  As security for the Company’s investment in Somita, two of High River’s subsidiaries have pledged their equity interests in Somita and High River (West Africa) Ltd., the corporate parent of Somita.   In addition, Royal Gold obtained as collateral a pledge of shares of certain equity investments in public companies held by High River.  Royal Gold has not agreed to forbear pursuing any of its remedies under the Funding Agreement or other agreements with High River and its affiliates.

Fiscal second quarter production and revenue for each of the Company’s active royalty interests are shown in Table 1.  For more detailed information about each of our royalty properties, please refer to the Company’s most recent Amended Annual Report on Form 10-K/A, or our website located at www.royalgold.com.

OTHER DEVELOPMENTS

Royalty Interest at Rock Creek

In December 2008, Royal Gold converted holdings of 1.3 million shares of Revett Minerals into a 1.0% NSR royalty on the Rock Creek deposit, located in Montana.  Revett estimated, as of December 31, 2007, that the additional mineralized material at Rock Creek consisted of 137 million  tons, grading 1.67 ounces per ton silver and 0.74% copper, containing 229 million ounces of silver and approximately 2.0 billion pounds of copper.

About Royal Gold

Royal Gold is a leading publicly-traded precious metals royalty company engaged in the acquisition and management of precious metals royalty interests.  Royal Gold is publicly-traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

ROYALTY DEFINITIONS

The Company’s producing and development royalty portfolio contains several different types of royalties which are defined as follows:

Royalty - the right to receive a percentage or other denomination of mineral production from a resource extraction operation.

Gross Smelter Return (“GSR”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, less, if applicable, certain contract-defined costs paid by or charged to the operator.

Net Smelter Return (“NSR”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance, refining and smelting costs.

Net Value Royalty (“NVR”) - a defined percentage of the gross revenue from a resource extraction operation, less certain contract-defined transportation costs, milling costs and taxes.

Net Profits Interest (“NPI”) Royalty - a defined percentage of the gross revenue from a resource extraction operation, after recovery of certain contract-defined, pre-production costs, and after deduction of certain contract-defined mining, milling, processing, transportation, administrative, marketing and other costs.

Gross Proceeds Royalty (“GPR”) - a royalty in which payments are made on contained ounces rather than recovered ounces.

Note: Management’s conference call reviewing the second quarter fiscal 2009 results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #82551240.  The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentations” section.  A replay of this web cast will be available on the Company’s web site approximately two hours after the call ends.

_____________________

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding the performance of Royal Gold’s royalty portfolio, the Company’s excellent financial health, strong cash flow and robust balance sheet, that the Company is well-positioned for opportunities in the current market environment and  will continue to make disciplined capital investments,  price and revenue adjustments attributable to production at Robinson, operators' expectations on the commencement, re-commencement or ramp up of production, and operators' reserve or production estimates.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals prices, performance of and production at the Company's royalty properties, decisions and activities of the operators of the Company's royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, liquidity and production problems at Taparko, Troy and other royalty properties, the Company’s exercise of its rights under the Taparko Funding Agreement, buy down rights at Malartic, litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters, other subsequent events, as well as other factors described elsewhere in this press release and in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

*Free Cash Flow:  The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  Free cash flow is a non-GAAP financial measure.  The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less minority interest in income of consolidated subsidiary.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles.  See Schedule A, attached to this press release for a GAAP reconciliation.

  TABLE 1
  Royalty Production and Revenue – Second Quarter Fiscal 2009

				QUARTER ENDED DECEMBER 31, 2008 (Unaudited)		QUARTER ENDED DECEMBER 31, 2007 (As Restated)
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production [1]	Royalty Revenue ($ Millions)	Reported Production [1]
Cortez (Pipeline Mining Complex)	GSR1 and GSR2 [2] (sliding-scale) GSR3 NVR1	Barrick	Gold	3.5	65,425 oz.	6.2 (As restated)	146,066 oz.
Robinson [3]	3.0% NSR	Quadra	Gold Copper	(1.3)	22,844 oz. 29.2M lbs.	3.2	27,090 oz. 28.9M lbs.
Leeville	1.8% NSR	Newmont	Gold	2.0	138,669 oz.	1.3	86,217 oz.
Goldstrike (SJ Claims)	0.9% NSR	Barrick	Gold	1.8	257,207 oz.	1.3	183,211 oz.
Mulatos	1.0 - 5.0% NSR [4] (sliding-scale)	Alamos	Gold	1.5	38,741 oz.	0.4	30,324 oz.
Taparko	TB-GSR1 [5] TB-GSR2 [5]	High River	Gold	1.4	7,505 oz.	1.1	5,932 oz.
Siguiri	0.00 – 1.875% NSR [6] (sliding-scale)	AngloGold Ashanti	Gold	1.2	81,431 oz.	- [7]	- [7]
Balcooma	1.5% NSR	Kagara	Gold Silver Copper Zinc Lead	0.6	-[8]	- [7]	- [7]
Troy	7.0% GSR [9]	Revett	Silver Copper	0.6	343,010 oz. 2.7M lbs.	0.3	113,714 oz. 1.0M lbs.
Twin Creeks	2.0% GSR	Newmont	Gold	0.5	31,536 oz.	- [7]	- [7]
El Chanate	2.0 - 4.0% NSR [10] (sliding-scale) 10% NPI	Capital Gold	Gold	0.5	9,376 oz.	- [7]	- [7]
Don Mario	3.0% NSR	Orvana	Gold	0.4	17,653 oz.	0.4	22,258 oz.
Benso	1.5% NSR	Golden Star	Gold	0.4	38,968 oz.	- [7]	- [7]
Peñasquito	2.0% NSR	Goldcorp	Gold Silver	0.4	10,057 oz. 0.9M oz.	- [7]	- [7]

Footnotes follow on page 9.

TABLE 1 (Continued)
Royalty Production and Revenue – Second Quarter Fiscal 2009

				QUARTER ENDED DECEMBER 31, 2008 (Unaudited)		QUARTER ENDED DECEMBER 31, 2007 (As Restated)
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production [1]	Royalty Revenue ($ Millions)	Reported Production [1]
Wharf	0.30 - 1.5% NSR [11] (sliding-scale)	Goldcorp	Gold	0.3	17,903 oz.	- [7]	- [7]
El Limon	3.0% NSR	Central Sun Mining	Gold	0.2	9,321 oz.	0.1	7,175 oz.
Williams	0.72% NSR	Barrick / Teck Cominco	Gold	0.2	37,792 oz.	0.1	37,806 oz.
Mt. Goode (Cosmos)	1.5% NRS	Xstrata	Nickel	0.2	2.4M lbs.	- [7]	- [7]
Bald Mountain	1.75 - 3.5% NSR (sliding-scale)	Barrick	Gold	0.1	0	0.1	16,069 oz.
Allan	$0.36 - $1.44 per ton [12] (sliding-scale)	Potash Corp of Saskatchewan	Potash	0.1	225,582 tons	- [7]	- [7]
Martha	2.0% NSR	Coeur d’Alene	Silver	0. 1	415,645 oz.	0.2	773,741 oz.
Dolores	1.25%NSR[13] 2.0% NSR	Minefinders	Gold Silver	0.02	2,440 oz. -	- [7]	- [7]
El Toqui	1.0 - 3.0% NSR [14] (sliding-scale)	Breakwater Resources	Gold Zinc	0.02	- [8]	- [7]	- [7]

* Footnotes follow on page 9.

FOOTNOTES
TABLE 1

[1]
Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended December 31, 2008 and December 31, 2007, as reported to us by the operators of the mines.

[2]	Royalty percentages: GSR1 and GSR2 – 0.40-5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%. As of October 1, 2008, the GSR2 royalty percentage was restructured to match the current GSR1 rate.

[3]
Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.  Figure reflected represents amount that will be offset against future royalty payments.

[4]	The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 328,000 ounces of cumulative production, as of December 31, 2008.

[5]
Royalty percentages:  TB-GSR1 – 15.0%; TB-GSR2 – 4.3% when the average monthly gold price ranges between $385 and $430 per ounce.  Outside of this range, the royalty rate is calculated by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, or by dividing the average monthly gold price by 90 for gold prices below $385 per ounce (e.g., a $900 per ounce gold price results in a rate of 900/100 = 9.0%).  Two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum project area, and a 0.75% GSR milling royalty (“TB-MR1”).  The TB-MR1 royalty applies to ore that is mined outside of the defined area of the Taparko-Bouroum project that is processed through the Taparko facilities up to a maximum of 1.1 million tons per year.

Both the TB-GSR3 and TB-MR1 royalties commence once TB-GSR1 and TB-GSR2 have ceased.  Both TB-GSR1 and TB-GSR2 continue until either production reaches 804,420 ounces of gold, or payments totaling $35 million under TB-GSR1 are received, whichever comes first.  As of December 31, 2008, Royal Gold has recognized $5.6 million in cumulative royalty revenue under TB-GSR1 which is attributable to cumulative production of 43,700 ounces of gold.

[6]
 The royalty is capped on a dollar basis and approximately $10.8 million remains to be paid as of December 31, 2008.  NSR sliding-scale schedule (price of gold per ounce - royalty rate as of 9/30/08): $0 to $478.10 – 0.00%; $478.11 to $546.41 – 0.625%; $546.42 to $580.57 – 0.875%; $580.58 to $614.72 – 1.125%; $614.73 to $648.87 – 1.50%; $648.88 and above – 1.875%.  The sliding-scale schedule is adjusted based on the average of the United States, Australian and Canadian Consumer Price Indices on a quarterly basis.  The most current rate available is reflected herein.

[7]
Receipt of royalty revenue commenced in February 2008 for El Chanate; June 2008 for Peñasquito; and October 2008 for Siguiri, Balcooma, Twin Creeks, Benso, Wharf, Mt. Goode, Allan, and El Toqui; and December 2008 for Dolores.

[8]	Production information was not available at the time of this press release.

[9]
The 7.0% GSR royalty extends until either cumulative production reaches approximately 9.9 million ounces of silver and 84.7 million pounds of copper, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first.  As of December 31, 2008, the Company has recognized approximately $9.5 million in cumulative payments from the Troy mine attributable to cumulative production of approximately 3.8 million ounces of silver and 33.5 million pounds of copper.  Royal Gold also holds a perpetual GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper.  This 6.1% GSR steps down to a perpetual 2.0% GSR royalty after cumulative production exceeds 12.7 million ounces of silver and 108.2 million pounds of copper.

[10]
The sliding-scale NSR royalty is capped once payments of approximately $17 million have been received.  The 10.0% NPI royalty is capped at $1.0 million.  As of December 31, 2008, payments of $1.3 million for the sliding-scale NSR royalty and $1.0 million for the NPI royalty have been recognized under the cap.  As of January 1, 2009, Royal Gold will no longer receive revenue from the 10.0% NPI royalty.

11	NSR sliding-scale schedule (price of gold per ounce - royalty rate): $0.00 to under $350 – 0.0%; $350 to under $400 – 0.5%; $400 to under $500 – 1.0%; $500 or higher – 2.0%.

12
The royalty applies to 40% of production.  The royalty rate is $1.44 per ton for the first 600,000 tons on which the royalty is paid, reducing to $0.72 per ton on 600,000 to 800,000 tons and to $0.36 per ton above 800,000 tons, at a price above $23 per ton.  A sliding-scale is applicable when the price of potash drops below $23 per ton.  Given the current North American market price for potash, the complete sliding-scale schedule is not presented here.  In addition, there is a $0.25 per ton royalty payable on certain production up to 600,000 tons.

[13]	Revenue only pertains to the 1.25% NSR royalty.

14
NSR sliding-scale schedule (price of zinc per pound - royalty rate): $0.50 to below $0.55 – 1.0%; $0.55 to below $0.60 – 2.0%; $0.60 or higher – 3.0%.  Gold is produced as a by-product of zinc. The royalty is currently held in trust by Barrick for Royal Gold pending receipt of necessary consents.

ROYAL GOLD, INC.
Consolidated Balance Sheets
 (In thousands except share data)

	December 31, 2008 (Unaudited)	June 30, 2008 (As Restated)
Current assets
Cash and equivalents	$55,040	$192,035
Royalty receivables	14,833	16,317
Income taxes receivable	-	2,186
Deferred tax assets	140	131
Prepaid expenses and other	709	308

Total current assets	70,722	210,977

Royalty interests in mineral properties, net	475,724	300,670
Restricted cash – compensating balance	19,250	15,750
Inventory – restricted	11,654	11,170
Other assets	5,277	7,283
Total assets	$582,627	$545,850

Current liabilities
Accounts payable	$6,378	$4,753
Income taxes payable	8,610	-
Dividends payable	2,736	2,384
Other	1,827	1,797

Total current liabilities	19,551	8,934

Net deferred tax liabilities	23,631	26,034
Term loan facility	19,250	15,750
Other long-term liabilities	490	504
Total liabilities	62,922	51,222

Commitments and contingencies
Minority interest in subsidiary	11,976	11,411
Stockholders’ equity
Common stock, $0.01 par value, authorized 100,000,000 shares; and issued 34,007,184 and 33,926,495 shares, respectively	340	339
Additional paid-in capital	465,862	463,335
Accumulated other comprehensive (loss) income	(7)	65
Accumulated earnings	41,534	19,478

Total stockholders’ equity	507,729	483,217

Total liabilities and stockholders’ equity	$582,627	$545,850

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)
	For The Three Months Ended
	December 31, 2008	December 31, 2007 (As Restated)
Royalty revenues	$14,622	$14,710

Costs and expenses
Costs of operations (exclusive of depreciation, depletion and amortization shown separately below)	613	896
General and administrative	2,122	1,968
Exploration and business development	963	1,851
Depreciation, depletion and amortization	8,537	3,606
Total costs and expenses	12,235	8,321

Operating income	2,387	6,389

Gain on royalty restructuring	31,500	-
Interest and other income	166	2,072
Interest and other expense	(357)	(789)
Income before income taxes	33,696	7,672

Current tax expense	(14,116)	(2,715)
Deferred tax benefit	2,118	486
Minority interest in income of consolidated subsidiary	(301)	(322)
Loss from equity investment	-	(511)
Net income	$21,397	$4,610

Adjustments to comprehensive income
Unrealized change in market value of available for sale securities, net of tax	240	13
Comprehensive income	$21,637	$4,623

Net income	$21,397	$4,610
Preferred dividends	-	(1,204)
Net income available to common stockholders	$21,397	$3,406

Basic earnings per share	$0.63	$0.11

Basic weighted average shares outstanding	33,961,206	29,777,468

Diluted earnings per share	$0.62	$0.11

Diluted weighted average shares outstanding	34,375,388	30,124,299

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	For The Six Months Ended
	December 31, 2008	December 31, 2007 (As Restated)
Royalty revenues	$30,701	$27,213

Costs and expenses
Costs of operations	1,460	1,742
General and administrative	3,793	3,527
Exploration and business development	1,637	2,481
Depreciation, depletion, and amortization	12,960	6,008
Total costs and expenses	19,850	13,758

Operating income	10,851	13,455

Gain on royalty restructuring	31,500	-
Interest and other income	1,123	3,952
Interest and other expense	(664)	(1,163)
Income before income taxes	42,810	16,244

Current tax expense	(17,668)	(5,927)
Deferred tax benefit	2,541	923
Minority interest in income of consolidated subsidiary	(537)	(542)
Loss from equity investment	-	(550)
Net income	$27,146	$10,148

Adjustments to comprehensive income
Unrealized loss in market value of available for sale securities, net of tax	(72)	(173)
Comprehensive income	$27,074	$9,975

Net income	$27,146	$10,148
Preferred dividends	-	(1,204)
Net income available to common stockholders	$27,146	$8,944

Basic earnings per share	$0.80	$0.30

Basic weighted average shares outstanding	33,943,851	29,253,504

Diluted earnings per share	$0.79	$0.30

Diluted weighted average shares outstanding	34,343,827	29,455,599

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	For The Six Months Ended
	December 31, 2008	December 31, 2007 (As Restated)
Cash flows from operating activities

Net income	$27,146	$10,148
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	12,960	6,008
Deferred tax benefit	(2,541)	(923)
Non-cash employee stock compensation expense	1,551	1,418
Gain on royalty restructuring	(31,500)	-
Loss on available for sale securities	-	48
Note receivable – Battle Mountain Gold Exploration	-	(714)
Tax benefit of stock-based compensation exercises	(253)	(114)
Changes in assets and liabilities:
Royalty receivables	1,485	1,437
Prepaid expenses and other assets	(208)	(2,318)
Accounts payable	2,207	2,367
Income taxes payable (receivable)	11,372	(621)
Other	(14)	371

Net cash provided by operating activities	$22,205	$17,107

Cash flows from investing activities

Capital expenditures for property and equipment	$(15)	$(11)
Acquisition of royalty interests in mineral properties	(186,110)	(2,300)
Proceeds from royalty restructuring	31,500	-
Restricted cash – compensating balance	(3,500)	-
Deferred acquisition costs	(62)	(56)
Battle Mountain acquisition, net of cash acquired of $1,398,181	-	(2,933)

Net cash used in investing activities	$(158,187)	$(5,300)

Cash flows from financing activities:
Tax benefit of stock-based compensation exercises	$253	$114
Debt issuance costs	(721)	-
Term loan facility	3,500	-
Common dividends paid	(4,768)	(3,755)
Gold loan payoff – Battle Mountain	-	(6,852)
Net proceeds from issuance of common stock	723	398
Net proceeds from issuance of preferred stock	-	111,098

Net cash (used in) provided by financing activities	$(1,013)	$101,003

Net (decrease) increase in cash and equivalents	(136,995)	112,810

Cash and equivalents at beginning of period	192,035	82,842

Cash and equivalents at end of period	$55,040	$195,652

Supplemental cash flow information:
Non-cash financing activities:
Battle Mountain acquisition (with common stock)	$-	$35,832

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues. Free cash flow is a non-GAAP financial measure.  Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less minority interest in income of consolidated subsidiary.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations.  Below is the reconciliation to operating income:

	For the Three Months Ended
	December 31,

	2008	2007 (As restated)

Operating income	$2,387	$6,389
Depreciation, depletion and amortization	8,537	3,606
Non-Cash employee stock compensation	915	880
Minority interest in income of consolidated subsidiary	(301)	(322)
Free cash flow	$11,538	$10,553

	For the Six Months Ended
	December 31,

	2008	2007 (As restated)

Operating income	$10,851	$13,455
Depreciation, depletion and amortization	12,960	6,008
Non-Cash employee stock compensation	1,551	1,418
Minority interest in income of consolidated subsidiary	(537)	(542)
Free cash flow	$24,825	$20,339